NEWS RELEASE
Five Below, Inc. Announces Fourth Quarter and Fiscal 2022 Financial Results
Q4 Net Sales Increase of 13%; Q4 Comparable Sales Increase of 1.9%
Q4 EPS Increase of 23% to $3.07

PHILADELPHIA, PA – (March 15, 2023) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the fourth quarter and full year of fiscal 2022 ended January 28, 2023 and outlook for fiscal 2023.

For the fourth quarter ended January 28, 2023:
•Net sales increased by 12.7% to $1,122.8 million from $996.3 million in the fourth quarter of fiscal 2021; comparable sales increased by 1.9% versus the fourth quarter of fiscal 2021.
•The Company opened 48 new stores and ended the quarter with 1,340 stores in 42 states. This represents an increase in stores of 12.6% from the end of the fourth quarter of fiscal 2021.
•Operating income was $225.8 million compared to $187.6 million in the fourth quarter of fiscal 2021.
•The effective tax rate was 24.8% compared to 25.1% in the fourth quarter of fiscal 2021.
•Net income was $171.3 million compared to $140.2 million in the fourth quarter of fiscal 2021.
•Diluted income per common share was $3.07 compared to $2.49 in the fourth quarter of fiscal 2021. The fourth quarter of fiscal 2022 included a $0.01 benefit from shared-based accounting.

Joel Anderson, President and CEO of Five Below, stated, “We are pleased to close out fiscal 2022 with fourth quarter results that demonstrate the relevancy, resiliency and flexibility of our model. Our Wow offering and Save the Holidays marketing campaign were particularly effective as customers contended with inflation and sought value. We are very proud of how our organization navigated the challenges of 2022 while simultaneously making progress on key initiatives that underpin our Triple-Double goals.”

Mr. Anderson continued, “In 2023, we will build on this progress. We begin the year with a healthy inventory position and a strong, debt-free balance sheet that enable us to continue to play offense, further elevate the customer experience and execute on our multi-year growth opportunity. We plan to open a record 200 new stores, convert 400 stores to the new Five Beyond format, roll out new categories and services and enhance marketing, all while leveraging data analytics and our five-node DC network to continue to deliver the Wow that is our customer promise.”
For the fiscal year ended January 28, 2023:
•Net sales increased by 8.0% to $3,076.3 million from $2,848.4 million in fiscal 2021; comparable sales decreased by 2.0% versus fiscal 2021.
•The Company opened 150 new stores compared to 170 net new stores in fiscal 2021.
•Operating income was $345.0 million compared to $379.9 million in fiscal 2021.
•The effective tax rate was 24.7% compared to 24.0% in fiscal 2021.
•Net income was $261.5 million compared to $278.8 million in fiscal 2021.
•Diluted income per common share was $4.69 compared to $4.95 in fiscal 2021. The benefit from share-based accounting was approximately $0.04 in fiscal 2022 and approximately $0.06 in fiscal 2021.
•The Company repurchased 247,132 shares in fiscal 2022 at a cost of approximately $40.0 million.

First Quarter and Fiscal 2023 Outlook:
•The Company expects the following results for the first quarter and full year of fiscal 2023, which contains an additional, non-comparable week, or the "53rd week" in the fourth quarter. This guidance does not include the impact of share repurchases, if any.

For the first quarter of fiscal 2023:
•Net sales are expected to be in the range of $723 million to $735 million based on opening approximately 25 new stores and assuming an approximate 2.5% to 4% increase in comparable sales.
•Net income is expected to be in the range of $33 million to $37 million.
•Diluted income per common share is expected to be in the range of $0.59 to $0.65 on approximately 56.1 million diluted weighted average shares outstanding.

For the full year of fiscal 2023:
•Net sales are expected to be in the range of $3.49 billion to $3.59 billion based on opening 200 new stores and assuming an approximate 1% to 4% increase in comparable sales.
•Net income is expected to be in the range of $295 million to $323 million.
•Diluted income per common share is expected to be in the range of $5.25 to $5.76 on approximately 56.1 million diluted weighted average shares outstanding.
•The 53rd week is expected to contribute approximately $40 million in sales and approximately $0.08 in diluted income per common share.
•Gross capital expenditures are expected to be approximately $325 million in fiscal 2023.

Conference Call Information:
A conference call to discuss the financial results for the fourth quarter and full year of fiscal 2022 is scheduled for today, March 15, 2023, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com, where a replay will be available shortly after the conclusion of the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, store count potential and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to disruption to the global supply chain, risks related to the Company's strategy and expansion plans, risks related to disruptions in our information technology systems and our ability to maintain and upgrade those systems, risks related to the inability to successfully implement our online retail operations, risks related to cyberattacks or other cyber incidents, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to inflation and increasing commodity prices, risks related to potential systematic failure of the banking system in the United States or globally, risks related to extreme weather, pandemic outbreaks (in addition to COVID-19), global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of current and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We believe life is better when customers are free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5, and some extreme value items priced beyond $5 in our incredible Five Beyond offering, Five Below makes it easy to say YES! to the newest, coolest stuff across eight awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,340 stores in 43 states. For more information, please visit www.fivebelow.com or find Five Below on Instagram, TikTok, Twitter and Facebook @FiveBelow.

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations & Treasury
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	January 28, 2023	January 29, 2022
Assets
Current assets:
Cash and cash equivalents	$332,324	$64,973
Short-term investment securities	66,845	277,141
Inventories	527,720	455,104
Prepaid income taxes and tax receivable	8,898	11,325
Prepaid expenses and other current assets	130,592	96,196
Total current assets	1,066,379	904,739
Property and equipment, net	925,530	777,497
Operating lease assets	1,319,132	1,151,395
Long-term investment securities	—	37,717
Other assets	13,870	9,112
	$3,324,911	$2,880,460

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—
Accounts payable	221,120	196,461
Income taxes payable	19,928	28,096
Accrued salaries and wages	25,420	53,539
Other accrued expenses	136,316	145,268
Operating lease liabilities	199,776	163,537
Total current liabilities	602,560	586,901
Other long-term liabilities	4,296	1,663
Deferred income taxes	59,151	36,156
Long-term operating lease liabilities	1,296,975	1,135,456
Total liabilities	1,962,982	1,760,176
Shareholders’ equity:
Common stock	555	556
Additional paid-in capital	260,784	280,666
Retained earnings	1,100,590	839,062
Total shareholders’ equity	1,361,929	1,120,284
	$3,324,911	$2,880,460

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen weeks ended		Fifty-two weeks ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net sales	$1,122,751	$996,332	$3,076,308	$2,848,354
Cost of goods sold	670,354	599,438	1,980,817	1,817,910
Gross profit	452,397	396,894	1,095,491	1,030,444
Selling, general and administrative expenses	226,628	209,318	750,448	650,564
Operating income	225,769	187,576	345,043	379,880
Interest income (expense) and other income (expense), net	2,150	(505)	2,491	(13,177)
Income before income taxes	227,919	187,071	347,534	366,703
Income tax expense	56,599	46,875	86,006	87,893
Net income	$171,320	$140,196	$261,528	$278,810
Basic income per common share	$3.09	$2.50	$4.71	$4.98
Diluted income per common share	$3.07	$2.49	$4.69	$4.95
Weighted average shares outstanding:
Basic shares	55,524,883	55,995,978	55,547,267	55,999,713
Diluted shares	55,808,193	56,315,019	55,745,279	56,303,854

FIVE BELOW, INC.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Fifty-two weeks ended
	January 28, 2023	January 29, 2022
Operating activities:
Net income	$261,528	$278,810
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	105,617	84,831
Share-based compensation expense	23,583	25,787
Deferred income tax expense	22,995	7,245
Other non-cash expenses	409	708
Changes in operating assets and liabilities:
Inventories	(72,616)	(173,837)
Prepaid income taxes and tax receivable	2,427	(4,975)
Prepaid expenses and other assets	(39,379)	(26,287)
Accounts payable	24,891	61,559
Income taxes payable	(8,168)	26,071
Accrued salaries and wages	(28,119)	10,094
Operating leases	30,022	13,131
Other accrued expenses	(8,264)	24,775
Net cash provided by operating activities	314,926	327,912
Investing activities:
Purchases of investment securities and other investments	(56,459)	(477,082)
Sales, maturities, and redemptions of investment securities	304,473	299,652
Capital expenditures	(251,954)	(288,167)
Net cash used in investing activities	(3,940)	(465,597)
Financing activities:
Cash paid for Revolving Credit Facility financing costs	(248)	—
Net proceeds from issuance of common stock	824	828
Repurchase and retirement of common stock	(40,007)	(60,011)
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	777	390
Common shares withheld for taxes	(4,981)	(7,332)
Net cash used in financing activities	(43,635)	(66,125)
Net increase (decrease) in cash and cash equivalents	267,351	(203,810)
Cash and cash equivalents at beginning of year	64,973	268,783
Cash and cash equivalents at end of year	$332,324	$64,973